EXHIBIT "99.1"

NEWS RELEASE **FOR IMMEDIATE RELEASE**	**Contact:** **American Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@americanrealtyinvest.com**

American Realty Investors, Inc. Reports Second Quarter 2016 Results

Dallas (August 15, 2016) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2016. For the three months ended June 30, 2016, the Company reported net income applicable to common shares of $2.4 million or $0.16 earnings per diluted share, as compared to net income applicable to common shares of $0.9 million or $0.05 earnings per diluted share for the same period in 2015.

"The Company's strategic posture of maintaining a strong focus on our multi-family portfolio has created valuable results. We are committed to solidifying the portfolio and paying very close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our second quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Rental and other property revenues were $30.8 million for the three months ended June 30, 2016. This represents an increase of $6.6 million compared to the prior period revenues of $24.2 million. The change by segment is an increase in the apartment portfolio of approximately $4.6 million and an increase in the commercial portfolio of $2.0 million. During the three months ended June 30, 2016, we recorded $2.5 million rental revenue for six apartment communities purchased since June 30, 2015 and had a decrease in rental revenue of $0.6 million for two apartment communities sold since June 30, 2015, for a net increase of $1.9 million. In addition, we purchased seven apartment communities in the second quarter of 2015, which produced rental revenue of $3.1 million and $1.3 million during the three months ended June 30, 2016 and 2015, respectively, for a net increase of $1.8 million. The $2.0 million increase in revenues for the commercial portfolio was primarily due to the acquisition of a commercial building in Houston, Texas late in the second quarter of 2015.

Property operating expenses were $15.2 million for the three months ended June 30, 2016. This represents an increase of $3.9 million compared to the prior period operating expenses of $11.3 million. The change by segment is an increase in the apartment portfolio of approximately $2.4 million and an increase in the commercial portfolio of $1.5 million. The primary reason for the increase in property operating expenses for the Company's apartment portfolio was the purchase of six communities with 1,144 units, net of two communities sold with 360 units since June 30, 2015, for a net increase of 784 units. In addition, we purchased seven apartment communities during the second quarter of 2015, which have 1,261 units. Property operating expenses for our commercial portfolio increased $1.5 million primarily due to the acquisition of an office building in Houston, Texas late in the second quarter of 2015.

Depreciation and amortization expense was approximately $5.8 million for the three months ended June 30, 2016 for an increase of $0.7 million as compared to the prior period expense of $5.1 million. The increase is primarily due to the growth in our apartment portfolio over the past 15 months for a net increase of 2,045 units.

Mortgage and loan interest expense was $14.0 million for the three months ended June 30, 2016. This represents an increase of $4.2 million compared to the prior period expense of $9.8 million. The change by segment was an increase of $2.7 million in the apartment portfolio due to acquisitions and an increase of $1.9 million in the other portfolio primarily due to securing a new mezzanine debt obligation in June 2015. These increases were partially offset by a decrease in the land portfolio of $0.4 million due to the transfer of mortgage obligations related to land sold.

Gain on sale of income-producing properties was $5.2 million for the three months ended June 30, 2016. During 2016, ARL sold one apartment community located in Irving, Texas to an independent third party for a total sales price of $8.1 million, which resulted in a gain of $5.2 million. There were no sales of income-producing properties during the three months ended June 30, 2015.

Gain on land sales was $1.7 million for the three months ended June 30, 2016 compared to $3.0 million for the three months ended June 30, 2015. In the current period, we sold 12.2 acres of land for a total sales price of $3.1 million and recorded a gain of $1.7 million. In 2015, we sold 9.7 acres of land for a total sales price of $1.9 million and recorded a gain of $1.2 million. In addition, we recognized a deferred gain of $1.8 million in 2015 on land sold in a prior period.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $174 and $173 for the three months and $347 and $343 for the six months ended 2016 and 2015, respectively, from related parties)	$ 30,834	$ 24,241	$ 60,039	$ 47,397
Expenses:				
Property operating expenses (including $231 and $187 for the three months and $441 and $349 for the six months ended 2016 and 2015, respectively, from related parties)	15,191	11,301	30,407	22,969
Depreciation and amortization	5,868	5,137	11,698	9,841
General and administrative (including $942 and $912 for the three months and $1,860 and $1,920 for the six months ended 2016 and 2015, respectively, from related parties)	2,412	1,596	4,437	3,798
Net income fee to related party	54	45	126	335
Advisory fee to related party	2,687	2,309	5,425	4,601
Total operating expenses	26,212	20,388	52,093	41,544
Net operating income	4,622	3,853	7,946	5,853
Other income (expenses):				
Interest income (including $4,504 and $4,246 for the three months and $10,029 and $9,113 for the six months ended 2016 and 2015, respectively, from related parties)	4,788	4,535	10,079	9,772
Other income	902	14	1,200	4,111
Mortgage and loan interest (including $1,355 and $920 for the three months and $2,447 and $1,815 for the six months ended 2016 and 2015, respectively, from related parties)	(13,975)	(9,794)	(28,189)	(21,439)
Earnings from unconsolidated subsidiaries and investees	129	151	284	196
Litigation settlement (expense)	-	(45)	-	(117)
Total other expenses	(8,156)	(5,139)	(16,626)	(7,477)
Loss before gains on sale of income producing properties and land, non-controlling interest, and taxes	(3,534)	(1,286)	(8,680)	(1,624)
Gain on sale of income producing properties	5,168	-	4,925	-
Gain on land sales	1,719	3,027	3,370	5,903
Net income (loss) from continuing operations before taxes	3,353	1,741	(385)	4,279
Income tax benefit (expense)	-	(12)	1	91
Net income (loss) from continuing operations	3,353	1,729	(384)	4,370
Discontinued operations:				
Net income (loss) from discontinued operations	-	(34)	3	260
Income tax benefit (expense) from discontinued operations	-	12	(1)	(91)
Net income (loss) from discontinued operations	-	(22)	2	169
Net income (loss)	3,353	1,707	(382)	4,539
Net income attributable to non-controlling interest	(864)	(540)	(334)	(32)
Net income (loss) attributable to American Realty Investors, Inc.	2,489	1,167	(716)	4,507
Preferred dividend requirement	(53)	(275)	(550)	(665)
Net income (loss) applicable to common shares	$ 2,436	$ 892	$ (1,266)	$ 3,842
Earnings per share - basic				
Net income (loss) from continuing operations	$ 0.16	$ 0.06	$ (0.08)	$ 0.25
Net income from discontinued operations	-	-	-	0.01
Net income applicable to common shares	$ 0.16	$ 0.06	$ (0.08)	$ 0.26
Earnings per share - diluted				
Net income (loss) from continuing operations	$ 0.16	$ 0.05	$ (0.08)	$ 0.21
Net income (loss) from discontinued operations	-	-	-	0.01
Net income applicable to common shares	$ 0.16	$ 0.05	$ (0.08)	$ 0.22
Weighted average common shares used in computing earnings per share	15,514,360	15,367,320	15,514,360	14,701,170
Weighted average common shares used in computing diluted earnings per share	15,514,360	17,844,339	15,514,360	17,178,190
Amounts attributable to American Realty Investors, Inc.				
Net income (loss) from continuing operations	$ 2,489	$ 1,189	$ (718)	$ 4,338
Net income (loss) from discontinued operations	-	(22)	2	169
Net income applicable to American Realty Investors, Inc.	$ 2,489	$ 1,167	$ (716)	$ 4,507

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)	
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,012,240	$ 954,390
Real estate subject to sales contracts at cost, net of depreciation	49,155	49,155
Less accumulated depreciation	(159,991)	(150,038)
Total real estate	901,404	853,507
Notes and interest receivable		
Performing (including $128,548 in 2016 and $125,915 in 2015 from related parties)	140,891	137,280
Less allowance for doubtful accounts (including $15,537 in 2016 and 2015 from related parties)	(17,037)	(17,037)
Total notes and interest receivable	123,854	120,243
Cash and cash equivalents	19,152	15,232
Restricted cash	30,188	45,711
Investments in unconsolidated subsidiaries and investees	5,868	8,365
Receivable from related party	6,385	28,147
Other assets	44,824	46,163
Total assets	$ 1,131,675	$ 1,117,368
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 820,921	$ 797,962
Notes related to subject to sales contracts	376	376
Notes related to assets subject to sales contract	6,072	6,422
Deferred revenue (including $70,915 in 2016 and $70,892 in 2015 from sales to related parties)	91,360	91,336
Accounts payable and other liabilities (including $10,112 in 2016 and $10,013 in 2015 to related parties)	36,989	44,383
	955,718	940,479
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 shares in 2016 and 2015 (liquidation preference $10 per share), including 900,000 shares in 2016 and 2015 held by ARL or subsidiaries.	2,205	2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares; outstanding 15,514,360 and 14,027,619 shares in 2016 and 2015, respectively; including 140,000 shares held by TCI (consolidated) in 2016 and 2015.	156	156
Treasury stock at cost; 415,785 shares in 2016 and 2015, and 140,000 shares held by TCI (consolidated) as of 2016 and 2015	(6,395)	(6,395)
Paid-in capital	109,311	109,861
Retained earnings	16,414	17,130
Total American Realty Investors, Inc. shareholders' equity	121,691	122,957
Non-controlling interest	54,266	53,932
Total shareholders' equity	175,957	176,889
Total liabilities and shareholders' equity	$ 1,131,675	$ 1,117,368